EXHIBIT 10.90

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into this 18th day of March 2024, by and between LADI INVESTMENTS, LLC, a Delaware limited liability company (“Landlord”) and LIFTED LIQUIDS, INC. an Illinois corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Flex Building Lease dated November 17, 2021, as amended by a First Amendment dated February 23, 2022 (all collectively, the “Lease”) for that certain real property located at 8910 58th Place, Suites 600 and 700, Kenosha, Wisconsin 53144 (“Premises”).

B. Landlord and Tenant desire to further amend the Lease pursuant to the terms set forth in this Second Amendment.

 NOW, THEREFORE, in consideration of the terms, conditions and mutual agreements set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.

Terms. All capitalized terms used in this Second Amendment shall have the same meaning as set forth in the Lease or as otherwise set forth herein. The Recitals set forth above are hereby made a part of this Second Amendment.

2.	Landlord Entity. Landlord’s name is hereby changed to Ladi Investments, LLC.

3.

Premises. Effective as of April 1, 2024 (the “Expansion Date”), the Premises shall be expanded to include an additional 23,000 square feet of space, located within the Complex 8910 58th Place, Suite 100, Kenosha, Wisconsin 53144 (the “Expansion Area”), which, as of the Expansion Date and thereafter for all purposes shall be deemed a part of the “Premises”, as shown on Appendix B-1 attached hereto and incorporated herein, for a total revised Premises area of approximately 31,000 square feet. Therefore, as of the Expansion Date, Appendix B of the Lease shall be deleted and of no further force or effect. The terms for such expansion of the Premises shall be as follows:

(i)

Tenant has examined the Expansion Area and accepts the Expansion Area in “as-is” condition. Landlord shall deliver the Expansion Area with all mechanical systems and equipment in good working order and shall not perform any additional improvements or rework, remodel or recondition the Expansion Area in any manner for Tenant’s use and occupancy with the exception of the below Tenant Improvements.

(ii)

Commencing on the Expansion Date Section 4(B) of the Lease is hereby modified such that “Tenant’s Proportionate Share” shall be seventeen and three hundredth percent (17.03%), being the ratio of which the area of the Premises (31,000 square feet) bears to the entire area in the Complex (182,000 square feet).

(iii)

Commencing on the Expansion Date, Tenant shall be responsible for payment of Additional Rent and utility charges on the Expansion Area in accordance with Section 4 and Section 6 of the Lease and the Tenant’s Proportionate Share of Taxes and Operating Costs for the Premises shall be Ten Thousand Two Hundred Four Dollars and 67/100 ($10,204.67) per month.

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(iv)	Tenant Improvements. Landlord, at Landlord’s sole cost and expense shall paint the Expansion Area’s offices with a color of Tenant’s choice (“Tenant Improvements”).

4.	Term. The Term for the Premises shall be extended through May 31, 2029 (the new Termination Date).

5.	Base Rent. The Base Rent as set forth in Section 5 of the Lease shall be modified to include the following:

(i)	Commencing February 1, 2027, the Base Monthly Rent for the Premises, exclusive of the Expansion Area (i.e. Suites 600 and 700), shall be extended as follows:

Suites 600 and 700
DATE	BASE MONTHLY RENT
February 1, 2027 – January 31, 2028	$4,637.41
February 1, 2028 – January 31, 2029	$4,776.53
February 1, 2029 – May 31, 2029	$4,919.83

(ii)	Commencing on the Expansion Date, the Base Monthly for the Expansion Area (i.e. Suite 100) shall be as follows:

Suite 100
DATE	BASE MONTHLY RENT
April 1, 2024 – May 31, 2024	$0.00
June 1, 2024 – March 31, 2025	$16,770.83
April 1, 2025 – March 31, 2026	$17,273.96
April, 1, 2026 – March 31, 2027	$17,792.18
April 1, 2027 – March 31, 2028	$18,325.94
April 1, 2028 – March 31, 2029	$18,875.72
April 1, 2029 – May 31, 2029	$19,441.99

6.

Deposit. Landlord is currently in receipt of $6,400.00 as the Deposit previously tendered by Tenant per the Lease. Upon execution of this Second Amendment, Tenant shall be required to remit an additional security deposit of $27,741.51 to Landlord for a total Deposit of $34,141.51.

7.	Contingency. This Second Amendment is contingent upon the successful execution of all three of the following:

(i)

the Lease Termination Agreement dated March 18, 2024 by and between Landlord and Tenant for the premises commonly known as 8920 58th Place, Suite 850, Kenosha, WI 53144 (the “8920 Suite 850 Termination Agreement”),

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(ii)

the Lease Termination Agreement dated March 18, 2024 by and between Landlord and Tenant for the premises commonly known as 9560 58th Place, Suite 360, Kenosha, WI 53144 (the “9560 Suite 360 Termination Agreement”), and

(iii)

the Lease Termination Agreement dated March 18, 2024 by and between Landlord and Chicago Merchandize Company, as tenant, for the premises commonly known as 8910 58th Place, Suite 100 (the “8910 Suite 100 Termination Agreement”).

If Landlord is unable to obtain the 8920 Suite 850 Termination Agreement, the 9560 Suite 360 Termination Agreement, and the 8910 Suite 100 Termination Agreement on or before March 31, 2024, then this Second Amendment shall become null and void and the Lease shall remain in full force and effect.

8.	Notice. Landlord’s address for notices in Section 34 of the Lease is hereby revised to:

If to Landlord: Ladi Investments, LLC c/o DarwinPW Realty 970 N. Oaklawn Avenue, Suite 100 Elmhurst, IL 60126 Attn: George Cibula Email: gcibula@darwinpw.com

9.

Real Estate Broker. Tenant hereby warrants and represents that it has worked with and only with DarwinPW Realty, as Landlord’s Broker (“Landlord’s Broker”), in regard to this Second Amendment and the negotiation of the terms and conditions set forth herein, and Tenant shall indemnify, defend and hold Landlord harmless from any real estate broker claim contrary to this warranty and representation. Landlord discloses and Tenant acknowledges that principals and members of Landlord are licensed real estate brokers and that principals of Landlord are also principals of Landlord’s Broker.

10.

Tenant Acknowledgement. Tenant hereby acknowledges that as of the date of this Second Amendment the Lease is in full force and effect, free and clear of any default on the part of Landlord, and that no condition exists which, with the service of notice or the passage of time, or both, would cause the Landlord to be in default.

11.

All other terms and conditions of the Lease, and any supplements, amendments and addendum not modified by this Second Amendment, shall remain in effect and shall apply if not in conflict with the terms herein.

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IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed the day and year first above written.

LANDLORD:		TENANT:

LADI INVESTMENTS, LLC		LIFTED LIQUIDS, INC.

By:	/s/ George J. Cibula	By:	/s/ Nicholas Warrender

Print Name:	George J. Cibula	Print Name:	Nicholas Warrender

Its:	Manager	Its:	CEO

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Appendix “B-1”

Depiction of Premises

8910 58th Place, Suites 100, 600, & 700, Kenosha, WI

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